Exhibit 21

Diligent Board Member Services NZ Ltd

Diligent Boardbooks Limited

Diligent APAC Board Services Pte Ltd

Diligent Board Services Australia Pty Ltd

Diligent APAC Limited

Diligent Boardbooks GmbH